Exhibit 99.1
FOR IMMEDIATE RELEASE

February 28, 2019

THE EASTERN COMPANY WILL NOMINATE PEGGY B. SCOTT TO JOIN ITS BOARD OF DIRECTORS

Naugatuck, CT – The Eastern Company (NASDAQ:EML) today announced that the Board of Directors has decided to nominate Peggy B. Scott to join its Board of Directors. Shareholders will have an opportunity to elect Ms. Scott at Eastern's annual meeting on May 1, 2019.

Mr. Mitarotonda, Chairman of the Board of Directors and Chairman of the Nominating and Governance Committee said "After a thorough search process, we are thrilled to nominate Peggy to our Board, and we will no doubt benefit from her deep experience as CEO, Board Chair and Director as well as her professional accounting and finance expertise."

Ms. Scott is currently Chairperson of the Board of Cleco Corporate Holdings LLC, an electric power company with assets of $7.0 billion, headquartered in the Central Louisiana city of Pineville, and served as its Interim CEO from February 2017 to December 2017. Previously, Ms. Scott served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Blue Cross Blue Shield of Louisiana ("BCBS") and as Chief Strategy Officer. Prior to BCBS, Ms. Scott was an office Managing Partner with Deloitte advising industrial companies and held executive positions in United States and International companies where she led transformations, growth strategies and operations in seven foreign countries. Ms. Scott was named one of the ten Outstanding Young Women of America, featured in the Wall Street Journal as National Financial Executive of the year, and inducted into the American Institute of CPAs' Business & Industry Hall of Fame. Ms. Scott was the first woman ever designated a managing partner of any Deloitte office and is a Certified Public Accountant and certified in Valuations/Forensics.

About The Eastern Company

The Eastern Company is 160-year old manufacturer of industrial hardware, security products and metal castings.  It operates 16 locations in the United States, Canada, Mexico, Taiwan and China.

Safe Harbor for Forward-Looking Statements

Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words "believes," "intends", "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations.  These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements.  Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers and increased prices for raw materials.  There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission.  We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255